EXHIBIT 99.1

New York Mortgage Trust Reports Second Quarter 2009 Results

Second Quarter 2009 Earnings $0.27 Per Share

NEW YORK, NY – August 4, 2009 – New York Mortgage Trust, Inc. (NASDAQ: NYMT) (“NYMT” or the “Company”) today reported results for the three and six months ended June 30, 2009.

Summary of Second Quarter 2009:

•
Consolidated net income of $2.5 million, or $0.27 per common share, for the quarter ended June 30, 2009, as compared to net income of $1.3 million, or $0.14 per common share for the quarter ended June 30, 2008.

•	Declared second quarter dividend of $0.23 per common share that was paid on July 27, 2009.

•	Book value as of June 30, 2009 of $4.89 per common share, an increase of 10% from book value as of March 31, 2009.

•	Second quarter 2009 portfolio net interest margin was 361 basis points as compared to 252 basis points for the quarter ended March 31, 2009 and 143 basis points for the quarter ended June 30, 2008.

•
Initiated non-Agency RMBS investment strategy focused on the investment of up to $25 million in previously rated AAA non-Agency RMBS; as of June 30, 2009, the Company had invested $4.6 million at an average price that equals approximately 58% of current par value.

•
Leverage ratio as of June 30, 2009 was 3.0 to 1 as compared to 6.8 to 1 as of December 31, 2008. As of June 30, 2009, the Company had $15.8 million in cash and $56.3 million in unencumbered securities, including $35.7 million in Agency residential mortgage-backed securities (“RMBS”).

Management Overview

Steven R. Mumma, Chief Executive Officer, President and Chief Financial Officer of the Company, commented on the Company’s 2009 second quarter results.  “The Company continues to build on its successful first quarter results, having completed its disposition of Agency CMO floaters in April 2009 and reinvesting a portion of the excess capital in non-levered assets that we expect will produce higher yields.  We believe this strategy will better able the Company to perform on a more consistent basis over the coming months and quarters.  The Company is encouraged by the improvement in its net portfolio margin to 361 basis points during the 2009 second quarter and expects, based on current market conditions, further improvement in margins as it continues its strategy of investing in higher yielding asset classes. The overall environment for the mortgage REIT space remained very favorable during the second quarter, with improved prices, lower borrowing costs and more stable funding sources, all of which contributed to the Company’s earnings and book value growth. We look forward to continuing to build out our non-Agency RMBS strategy during the 2009 third quarter.”

Results from Operations

For the quarter ended June 30, 2009, the Company reported earnings per common share of $0.27 or consolidated net income of $2.5 million, as compared to net income of $1.3 million for the quarter ended June 30, 2008, or $0.14 per common share.  The Company’s net interest income improved to $4.2 million for the quarter ended June 30, 2009 as compared to $2.5 million for the same period in the previous year.  The average net interest margin for the Company’s investment portfolio increased to 361 basis points for the quarter ended June 30, 2009 as compared to  252 basis points for the quarter ended March 31, 2009.  The 2009 second quarter margin increase reflects the impact of the sale of the Company’s Agency collateralized mortgage obligation floating rate securities (“Agency CMO floaters”), which was initiated in March 2009 and completed in April 2009.  The Company deployed a portion of the capital resulting from the sale of the Agency CMO floaters into higher yielding non-levered assets classes, including an $9.0 million investment on March 31, 2009 in notes issued by a collateralized loan obligation (“CLO”) and a $4.6 million investment in non-Agency RMBS during the second quarter.

Book value per common share was $4.89 as of June 30, 2009, a 10% increase from the March 31, 2009 book value of $4.45.

Portfolio Results

The following table summarizes the Company’s investment portfolio at June 30, 2009, classified by relevant categories:

(dollar amounts in thousands)	Current Par Value	Carrying Value	Coupon	Yield
Agency RMBS	$228,177	$238,709	5.15%	3.04%
Non-Agency RMBS	33,550	21,228	2.65%	16.56%
Collateralized Loan Obligations	45,950	8,988	4.08%	29.08%
Loans Held in Securitization Trusts	313,900	313,955	5.41%	5.37%
Total/Weighted Average	$621,577	$582,880	5.07%	5.19%

As of June 30, 2009, the Company had $188.2 million of repurchase agreements funding the Agency RMBS portfolio with an average interest rate of 0.53% and average haircut of 6.5%.  The Company does not have any outstanding financing against its non-Agency RMBS portfolio or the collateralized loan obligations.

As of June 30, 2009, the Company had $314.0 million of loans held in securitization trusts which were permanently financed with $302.3 million of collateralized debt obligations, resulting in a net equity investment of $11.7 million by the Company.  The weighted average interest rate on the collateralized debt obligations was 0.70% as of June 30, 2009. As of June 30, 2009, the Companyhad approximately $13.0 million of loans held in securitization trusts that were greater than 60 days delinquent, for which, the Company had reserves totaling $1.9 million for potential losses on the loans.  In addition, as of June 30, 2009, the loans held in securitization trusts included three real estate owned properties totaling approximately $1.2 million.

Portfolio Restructuring

As previously announced the Company sold a total of $193.8 million of Agency CMO floaters in March 2009 and April 2009, including approximately $34.3 million in April, realizing a net gain of $0.1 million and generating approximately $45.0 million in working capital.  As discussed above, on March 31, 2009, the Company made a $9.0 million investment in discounted notes issued by Cratos CLO I, Ltd., a CLO, for which management estimates a risk adjusted return of approximately 25%.  In addition, the Company is targeting an aggregate investment of up to $25.0 million in non-Agency RMBS on a non-levered basis with targeted risk adjusted returns in the 16%-20% range.  As of June 30, 2009, the Company had invested $4.6 million in non-Agency RMBS at an average price that equals 58.17% of current par value for which management estimates a risk adjusted yield of 17%.  To date, the Company has invested $23.8 million at an average price that equals 59.52% of current par value for which management estimates a risk adjusted yield of 18%.

Conference Call

On Wednesday, August 5, 2009, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the second quarter ended June 30, 2009. The conference call dial-in number is (480) 629-9770. The replay will be available until Wednesday, August 12, 2009, and can be accessed by dialing (303) 590-3030 and entering passcode 4131353.  A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at http://www.earnings.com or at the Investor Relations section of the Company's website at http://www.nymtrust.com.  Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available until October 14, 2009.

More detailed information regarding the Company’s second quarter 2009 financial and operating results can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed on or about August 7, 2009.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a real estate investment trust (REIT) that invests primarily in real estate-related assets, including mortgage-backed securities ("RMBS") issued by Fannie Mae or Freddie Mac (each an "Agency"), high credit quality residential adjustable rate mortgage ("ARM") loans, non-Agency RMBS, and to a lesser extent, in certain alternative real-estate related and financial assets. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, CEO and	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Scott Eckstein (Analysts) 212-827-3776
Phone: 212-792-0109
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, changes in business conditions and the general economy, a rise in interest rates or an unfavorable change in prepayment rates may cause a decline in the market value of the Company's assets, borrowings to finance the purchase of assets may not be available on favorable terms, the failure to identify suitable alternative assets under the Company’s alternative investment strategy, failure to maintain the Company’s qualification as a REIT for federal tax purposes or its exemption from the Investment Company Act of 1940, failure to effectively manage the risks associated with investing in mortgage loans, including changes in loan delinquencies and increasing prepayment rates, and a failure to effectively implement and manage the Company’s hedging strategy. The reports that the Company files with the Securities and Exchange Commission contain a more detailed description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share amounts)
(unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$15,797	$9,387
Restricted cash	3,269	7,959
Investment securities - available for sale, at fair value (including pledged securities of $202,962 and $456,506, respectively)	268,925	477,416
Accounts and accrued interest receivable	2,765	3,095
Mortgage loans held in securitization trusts (net)	313,955	348,337
Derivative assets	18	22
Prepaid and other assets	2,158	1,230
Assets related to discontinued operation	4,608	5,854
Total Assets	$611,495	$853,300
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Financing arrangements, portfolio investments	$188,151	$402,329
Collateralized debt obligations	302,325	335,646
Derivative liabilities	3,053	4,194
Accounts payable and accrued expenses	5,252	3,997
Subordinated debentures (net)	44,755	44,618
Convertible preferred debentures (net)	19,776	19,702
Liabilities related to discontinued operation	2,614	3,566
Total liabilities	565,926	814,052
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, 400,000,000 authorized, 9,320,094 and 9,320,094, shares issued and outstanding, respectively	93	93
Additional paid-in capital	146,969	150,790
Accumulated other comprehensive loss	(2,980)	(8,521)
Accumulated deficit	(98,513)	(103,114)
Total stockholders’ equity	45,569	39,248
Total Liabilities and Stockholders’ Equity	$611,495	$853,300

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
REVENUE:
Interest income-investment securities and loans held in securitization trusts	$7,621	$10,755	$16,206	$24,008
Interest expense-investment securities and loans held in securitization trusts	2,047	6,791	5,177	17,305
Net interest income from investment securities and loans held in securitization trusts	5,574	3,964	11,029	6,703
Interest expense – subordinated debentures	808	896	1,632	1,855
Interest expense – convertible preferred debentures	608	569	1,145	1,075
Net interest income	4,158	2,499	8,252	3,773
OTHER EXPENSE:
Provision for loan losses	(259)	(22)	(888)	(1,455)
Impairment loss on investment securities	—	—	(119)	—
Realized gain (loss) on securities and related hedges	141	(83)	264	(19,931)
Total other expense	(118)	(105)	(743)	(21,386)
EXPENSE:
Salaries and benefits	472	417	1,013	730
Professional fees	357	346	698	698
Management fees	245	184	427	293
Insurance	95	300	187	392
Other	433	713	847	1,278
Total expenses	1,602	1,960	3,172	3,391
INCOME (LOSS) FROM CONTINUING OPERATIONS	2,438	434	4,337	(21,004)
Income from discontinued operation - net of tax	109	829	264	1,009
NET INCOME (LOSS)	$2,547	$1,263	$4,601	$(19,995)
Basic income (loss) per common share	$0.27	$0.14	$0.49	$(2.77)
Diluted income (loss) per common share	$0.27	$0.14	$0.49	$(2.77)
Dividends declared per share common share	$0.23	$0.16	$0.41	$0.28
Weighted average shares outstanding-basic	9,320	9,320	9,320	7,218
Weighted average shares outstanding-diluted	11,820	9,320	11,820	7,218